Exhibit (d)(3)

Execution Copy

January 9, 2014

Flamingo Parent Corp.

c/o H.I.G. Capital, LLC

600 Fifth Avenue, 24th Floor

New York, NY 10020

Ladies and Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of H.I.G. Bayside Debt & LBO Fund II, L.P., a Delaware limited partnership (the “Fund”), subject to the terms and conditions contained herein, to purchase certain equity interests of Flamingo Parent Corp., a newly formed Delaware corporation (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), to be dated on or about the date hereof, by and among Parent, Flamingo Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and American Pacific Corporation, a Delaware corporation (the “Company”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. This Agreement is being delivered to Parent in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub.

1. Commitment. As a material inducement to the Company entering into the Merger Agreement, the Fund hereby commits (the “Commitment”), upon the terms and subject to the conditions set forth herein, that, at or prior to the Closing, the Fund shall purchase, or shall cause the purchase, directly or indirectly through one or more assignees permitted by Section 11, of equity securities of Parent with an aggregate purchase price not to exceed $124,300,000 to (i) fund a portion of the Merger Consideration and any other amounts required to be paid by Parent or Merger Sub pursuant to the Merger Agreement and (ii) pay all related fees and expenses incurred by Parent and Merger Sub in connection with or pursuant to the Merger Agreement.

2. Conditions. The obligation of the Fund and its permitted assignees to fund the Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company and (ii) the satisfaction or waiver at the Offer Closing of all conditions precedent to the obligations of Parent to consummate the Offer set forth in the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Offer Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) (without any waiver of any such condition except waivers in which Parent or Merger Sub concurs), (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with Section 6.5(a) of the Merger Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Offer Closing if the Equity Financing is funded at the

Offer Closing. The Fund may allocate all or a portion of its investment to other Persons as permitted pursuant to Section 11, and its Commitment hereunder will be reduced by any amounts actually contributed to Parent by such Persons (and not returned) at or prior to the Closing Date for the purpose of funding the Offer Price payable in respect of each Company Share validly tendered and not validly withdrawn pursuant to the Offer, the Merger Consideration, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses incurred in connection with or pursuant to the Merger Agreement. The Fund hereby acknowledges and agrees that, if the conditions to the funding of the Commitment set forth herein are satisfied, the Company may seek specific performance of the Fund’s obligation to fund the Commitment in accordance with Section 9.8 of the Merger Agreement.

3. Limited Guaranty. Concurrently with the execution and delivery of this Agreement, the Fund is executing and delivering to the Company a limited guaranty related to certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guaranty”). Other than with respect to the Company’s rights pursuant to clause (ii) of Section 5 hereof and the Company’s rights against Parent and Merger Sub pursuant to the Merger Agreement, the Company’s remedies against the Fund under the Limited Guaranty shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company, its Affiliates and security holders against the Fund or any other Non-Recourse Party (as defined in the Limited Guaranty) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by the Fund’s breach of its obligations under this Agreement.

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, that (i) the Company may rely on this Agreement as an express third-party beneficiary hereof and shall have the enforcement rights provided in Section 5 hereof and no others, (ii) Merger Sub may rely on this Agreement as an express third party beneficiary and shall have the enforcement rights provided in Section 5 hereof and (iii) each of the Non-Recourse Parties (as defined in the Limited Guaranty) is an express third-party beneficiary of the limitation in Section 3 hereof.

5. Enforceability. This Agreement may only be enforced by (i) Parent at the direction of the Fund or (ii) the Company pursuant to the Company’s right to seek specific performance to directly enforce, or to cause Parent to enforce, this Agreement, including the Fund’s obligation to fund the Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.8 of the Merger Agreement.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Parent, the Fund and the Company. Together with the Merger Agreement, the Limited Guaranty and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Fund or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other, with respect to the transactions contemplated hereby.

7. Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without giving effect to principles of conflicts of law that might require the application of law of any other jurisdiction.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 7 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

9. Confidentiality. This Agreement shall be treated as confidential and is being provided to Parent and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Parent or the Company except with the prior written consent of the Fund in each instance;

provided, that (i) Parent may disclose this Agreement, including the existence or terms of this Agreement, to the Company solely in connection with the transactions contemplated by the Merger Agreement, and (ii) no such written consent is required for any disclosure of this Agreement, including the existence or terms of this Agreement, to (x) the extent required by applicable law (including as required by law in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby), the applicable rules of any national securities exchange or to the extent required by applicable law in connection with any U.S. Securities and Exchange Commission filing relating to the Merger (including any Offer Documents) and the applicable rules of any Governmental Authority (provided, in each case, that Parent or the Company, as applicable, will provide the Fund an opportunity to review such required disclosure in advance of such public disclosure being made), or (y) Parent’s or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

10. Termination. The obligation of the Fund under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Effective Time (at which time all such obligations shall be discharged), (b) the valid termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously commenced an action pursuant to clause (ii) of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction of the Fund of any obligations finally determined or agreed to be owed by the Fund, consistent with the terms hereof), (c) the Company, any of its controlled Affiliates or any Person claiming by, through or for the benefit of the Company at the direction of the Company or any of its controlled Affiliates, accepting all or any portion of the Parent Termination Fee pursuant to the Merger Agreement or accepting any payment from the Guarantor (as defined in the Limited Guaranty) under the Limited Guaranty in respect of such obligations and (d) the Company, any of its controlled Affiliates, or any Person claiming by, through or for the benefit of the Company, asserting a claim against the Fund or any other Non-Recourse Party (as defined in the Limited Guaranty) under or in connection with the Merger Agreement, other than a claim against the Fund seeking specific performance of the Fund’s obligation to fund the Commitment in accordance with clause (ii) of Section 5 hereof or any claim relating to a breach or seeking to prevent a breach of the Confidentiality Agreement.

11. No Assignment. The Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by Parent without the Fund’s prior written consent and the granting of such consent in a given instance shall be solely in the discretion of the Fund and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The rights and obligations under this Agreement and the Commitment evidenced by this Agreement shall not be assigned, in whole or in part, by the Fund, except that the Fund may assign the Commitment evidenced by this Agreement to one or more Person(s) that agree to assume the Fund’s obligations hereunder; provided, however, that no such assignment shall relieve the undersigned of any of its obligations under this Agreement; provided further, however, that the Fund’s obligations hereunder shall be reduced dollar-for-dollar by any amount actually funded by any such assignee. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12. Representations and Warranties. The Fund hereby represents and warrants to Parent that (a) it has all limited partnership power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (c) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, (d) the execution, delivery and performance by the Fund of this Agreement do not and will not (i) violate its organizational documents, (ii) violate any applicable law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which the Fund is a party; (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by the Fund have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement; (f) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, and (g) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and will have at the Offer Closing the funding necessary to fund the Commitment.

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H.I.G. BAYSIDE DEBT & LBO FUND II, L.P.

By:	H.I.G. Bayside Advisors II, LLC

Its:	General Partner

	By:	H.I.G.-GPII, Inc.

	Its:	Manager

By:	/s/ Richard Siegel
Name:	Richard Siegel
Title:	Authorized Signatory

Agreed to and accepted:

FLAMINGO PARENT CORP.

By:	/s/ Brian McMullen
	Name:	Brian McMullen
	Title:	Secretary and Treasurer

[Flamingo – Equity Commitment Letter]